Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 3
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 3 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012 and May 16, 2012 (the “Prospectus”).

You should read this Prospectus Supplement No. 3 together with the Prospectus.

This Prospectus Supplement No. 3 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC as filed by us with the Securities and Exchange Commission on May 25, 2012.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New York, Pennsylvania, South Dakota, Utah, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is May 25, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 14, 2012

TWIN CITIES POWER HOLDINGS, LLC

(Exact Name of Registrant as Specified in Charter)

Minnesota	333-179460	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  (952) 241-3103

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On May 14, 2012, Twin Cities Power, L.L.C. (“TCP”), a wholly owned subsidiary of Twin Cities Power Holdings, LLC (“TCPH”), entered into a First Amendment to Loan Documents (the “First Amendment”).  The First Amendment modified the Loan Agreement, Secured Promissory Note, and Security Agreement, each dated July 16th, 2009 (the “Loan Documents”), pursuant to which Patrick C. Sunseri, an employee of TCP, loaned TCP $2,000,000 that was payable on demand (the “Loan”).

The First Amendment was entered into as an inducement to Mr. Sunseri to forbear from calling the Loan due and payable pursuant to the Loan Agreement.  The First Amendment, among other things, does the following: (i) changes the interest accrual to the lower of 15% per annum based on a 365-day year and compounded annually, or at the highest rate permitted by law; (ii) creates a loan payment schedule, which provides for the amortization of principal and interest over a twelve month period beginning on May 1, 2012; and (iii) adds certain additional financial covenants and events of default.  In addition to the personal guaranty provided by Timothy S. Krieger, TCPH’s Chief Executive Officer, and Michael Tufte, in the event of a default by TCP, TCPH has provided a Corporate Guaranty guarantying TCP’s obligations under the Loan Documents.  In connection with the First Amendment, TCP also entered into a First Amendment to Employment Agreement with Mr. Sunseri, which provides for certain modifications in the calculation of profits by the division of TCP in which Mr. Sunseri operates and also requires TCP to maintain certain minimum amounts of working capital.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2012	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President — Finance and Chief Financial Officer